Exhibit 99.1

Modem Media Reports Strong Profits for the Second Quarter 2003

August 05, 2003 4:15:00 PM ET

NORWALK, Conn.—(BUSINESS WIRE)—Aug. 5, 2003—Modem Media, Inc. MMPT, a leading interactive marketing firm, today announced its operating results for the second quarter and six months ended June 30, 2003.

“Sustained client relationships, select new wins and the early stages of a recovery in the interactive marketing sector contributed to our solid results,” said Marc Particelli, President and CEO of Modem Media. “We have an outstanding clientele and continue to add outstanding clients. Our organization is populated with the best people in interactive marketing and we remain cautiously optimistic about our prospects for growth.”

Second Quarter Results

Revenue for the second quarter of 2003 totaled $15.5 million compared with $14.5 million for the first quarter of 2003 and $18.5 million for the second quarter of 2002.

Operating income/(loss) for the second quarter of 2003 totaled $2.8 million compared with $0.9 million for the first quarter of 2003 and $(5.8) million for the second quarter of 2002. There were no restructuring and other charges, net, in the first and second quarters of this year. The second quarter of 2002 included restructuring and other charges, net, of $7.4 million, which consists of facilities charges, severance costs and other office closure related costs.

Net income/(loss) was $1.7 million, or $0.06 per share, for the second quarter of 2003 compared with $0.6 million, or $0.02 per share, for the first quarter of 2003 and $(2.2) million, or $(0.09) per share, for the second quarter of 2002. The after-tax impact of the restructuring and other charges, net, in the second quarter of 2002 was $4.7 million.

Six Month Results

Revenue for the six months ended June 30, 2003 totaled $29.9 million compared with $37.3 million for the six months ended June 30, 2002.

Operating income/(loss) for the six months ended June 30, 2003 totaled $3.8 million compared with $(4.6) million for the six months ended June 30, 2002. There were no restructuring and other charges, net, in the first six months of this year. Restructuring and other charges, net, totaled $7.9 million for the six months ended June 30, 2002.

Net income/(loss) was $2.3 million, or $0.09 per share, for the six months ended June 30, 2003 compared with $(4.0) million, or $(0.15) per share, for the six months ended June 30, 2002. The after-tax impact of restructuring and other charges, net, was $5.3 million for the six months ended June 30, 2002. Net loss for the six months ended June 30, 2002 also included the remainder of the deferred gain on the sale of the Company’s stock in a previously-owned subsidiary, after tax, of $1.4 million.

Cash and cash equivalents were $50.3 million at June 30, 2003, an increase of $5.4 million compared to $44.9 million at March 31, 2003 principally due to cash provided by operations. The balance as of December 31, 2002 was $49.3 million.

Guidance

“We expect revenue of $15 million to $16 million in the third quarter with earnings per share of $0.03 to $0.05,” said Frank Connolly, Modem Media’s Chief Financial Officer. “Our full year revenue guidance is unchanged with a range from $60 million to $64 million. We anticipate earnings per share of $0.15 to $0.18, which is higher than we previously expected.”

In conjunction with the earnings release, Marc Particelli, President and CEO, and Frank Connolly, CFO, will host a conference call at 5:00 p.m. eastern time today, August 5, 2003 which will be simulcast on Modem Media’s web site, www.modemmedia.com. By accessing Modem Media’s web site, users can listen to the live call, or replay it following the completion of the call.

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is an interactive marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Motors, Michelin, IBM, Sprint, Kraft, Eastman Kodak, Philips Electronics and General Electric. Modem Media’s success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Modem Media is headquartered in Norwalk, Connecticut and has additional offices in San Francisco, London and Sao Paulo.

This press release contains statements that are “forward-looking” within the meaning of applicable federal securities laws, including the Company’s expected revenue, expected earnings per share, expected earnings results, profitability, future growth and future client demand, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ include timing and scope of new projects and client initiatives, demand for the Company’s services, spending levels of the Company’s clients and prospects, the loss of a major client, pricing pressure for the Company’s services, the impact of the continued economic downturn, the cost to defend or settle certain litigations to which the Company is a party, the ability to sublet excess space, the timing and ability of the Company to manage the level of personnel and capacity in the future, the timing and amount of capital expenditures, the timing of collections from the Company’s clients and other factors more fully discussed in our filings with the Securities and Exchange Commission, including our Form 10K and 10Qs. Amounts may not add due to rounding.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
				(Restated)
Revenues	$15,480	$18,534	$29,945	$37,342
Cost of revenues	6,857	9,192	14,605	19,123

Gross profit	8,623	9,342	15,340	18,219

Operating expenses:
Selling, general and administrative	4,913	6,601	9,761	12,326
Restructuring and other charges, net	—	7,350	—	7,942
Depreciation and amortization	870	1,228	1,801	2,513

Total operating expenses	5,783	15,179	11,562	22,781

Operating income (loss)	2,840	(5,837)	3,778	(4,562)
Gain on sale of CentrPort stock	—	—	—	2,317
Interest income	136	189	291	379
Other expense, net	(169)	(129)	(342)	(252)

Income (loss) from continuing operations before income taxes	2,807	(5,777)	3,727	(2,118)
Provision (benefit) for income taxes	1,138	(1,770)	1,457	(531)

Income (loss) from continuing operations	1,669	(4,007)	2,270	(1,587)

Discontinued operations:
Operating loss	—	(3,734)	—	(4,538)
Benefit for income taxes	—	5,516	—	5,516

Income from discontinued operations	—	1,782	—	978

Income (loss) before cumulative effect of accounting change	1,669	(2,225)	2,270	(609)
Cumulative effect of accounting change	—	—	—	(3,391)

Net income (loss)	$1,669	$(2,225)	$2,270	$(4,000)

Basic and diluted per share data:*
Income (loss) from continuing operations	$0.06	$(0.15)	$0.09	$(0.06)
Income from discontinued operations	—	0.07	—	0.04

Income (loss) before cumulative effect of accounting change	0.06	(0.09)	0.09	(0.02)
Cumulative effect of accounting change	—	—	—	(0.13)

Net income (loss)	$0.06	$(0.09)	$0.09	$(0.15)

Weighted-average number of common shares outstanding:
Basic	25,958	25,944	25,963	25,902

Diluted	26,124	25,944	26,206	25,902

*	Numbers may not add due to rounding.

MODEM MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30, 2003	December 31, 2002
Cash and cash equivalents	$50,304	$49,312
Other current assets	17,286	17,425
Non-current assets	67,784	73,060

Total assets	$135,374	$139,797

Total liabilities	$39,619	$46,383
Total stockholders’ equity	95,755	93,414

Total liabilities and stockholders’ equity	$135,374	$139,797

CONTACT: Modem Media, Inc., Norwalk

Frank Connolly, 203-299-7157

fconnolly@modemmedia.com